EXHIBIT 5.0


              [Letterhead of Muldoon, Murphy & Faucette LLP]

                                  June 2, 1999


Board of Directors
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Reston, Virginia  20191

                  Re:      The offering of 2,000,000 shares of
                           Greater Atlantic Financial Corp. Common Stock
                           ---------------------------------------------
Ladies and Gentlemen:

         You have requested our opinion concerning certain matters of Delaware law in connection with the offering (the "Offering") by Greater Atlantic Financial Corp., a Delaware corporation (the "Company"), of 2,000,000 shares of its common stock, par value $.01 per share ("Common Stock").

         In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Secretary of State of Delaware on June 2, 1997, (the "Certificate of Incorporation"), as amended on April 6 and 13, 1999; the Company's Bylaws; the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission initially on April 13, 1999, (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offering and the designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein have the meaning given them in the Certificate of Incorporation.

         Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

         Upon the due adoption by the Pricing Committee of a resolution fixing the price of the shares of Common Stock to be sold in the Offering, the Common Stock to be issued in the Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and in the resolution of the Pricing Committee and certificates representing such shares substantially in the form provided to us and included as Exhibit 4.0 to the Registration Statement, are duly and properly issued, will be validly issued, fully paid and nonassessable.

          The following provisions of the Articles of Incorporation may not be given effect by a court

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Board of Directors
June 2, 1999
Page 2

applying Delaware law, but, in our opinion, the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

                  1.       (a)         Section D of Article EIGHTH, which grants
                                       to the Board the  authority  to  construe
                                       and apply the  provisions of that Article
                                       to the  extent,  if  any,  that  a  court
                                       applying  Delaware  law  were  to  impose
                                       equitable     limitations    upon    such
                                       authority; and

                           (b) Article NINTH, which grants to the Board authority to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

                                                  Very truly yours,

                                                  MULDOON, MURPHY & FAUCETTE LLP
                                             -----------------------------------
                                             /s/  Muldoon, Murphy & Faucette LLP